SECOND EXTENSION OF PURCHASE AGREEMENT
AMONG
SECUREALERT, INC. (FORMERLY REMOTEMDX, INC.),
AND
MIDWEST MONITORING AND SURVEILLANCE, INC.,
GARY SHELTON, GARY BENGTSON, LARRY GARDNER AND SUE GARDNER

This Second Extension of Purchase Agreement (“Second Extension”) is made and entered into effective April 1, 2010 as follows:

RECITALS:

A.  SecureAlert, Inc., formerly RemoteMDx, Inc., a Utah corporation (the "Buyer"), Midwest Monitoring & Surveillance, Inc. (“MM&S”), a Minnesota corporation, Gary Bengtson (“Bengtson”), Gary Shelton (“Shelton”), Larry Gardner (“L. Gardner”), and Sue Gardner (“S. Gardner”) (Bengtson, Shelton, L. Gardner and S. Gardner are referred to individually herein as a “Seller,” and collectively, as the "Sellers") entered into a Stock Purchase Agreement effective as of December 1, 2007 (as thereafter amended and supplemented, the “Purchase Agreement”).  The Purchase Agreement was amended and extended by agreement effective March 1, 2009 (the “First Extension”). The Buyer, MM&S and the Sellers are referred to collectively herein as the "Parties."

B.  Pursuant to the Purchase Agreement, Buyer acquired from Sellers 51% of the issued and outstanding capital stock of MM&S.

C.  The Purchase Agreement, Sections 2.3 and 2.4, granted to the Buyer and to the Seller, respectively, certain options regarding the remaining 49% of the issued and outstanding capital stock of MM&S.

D.  Pursuant to the First Extension, the Parties supplemented and amended the Purchase Agreement by terminating the Buyer’s and Sellers’ Options and providing for the purchase and sale of the remaining shares of MM&S capital stock on the terms contained therein. The period to consummate the purchase and sale was extended to March 31, 2010.

E.  The Parties now desire to extend the period for closing of the purchase and sale of the Remaining MM&S Shares on the terms and subject to the conditions and the consideration contained in this Second Extension.

NOW THEREFORE, in consideration of the understandings and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1
DEFINITIONS

1.1           Defined Terms.  In this Agreement terms will have the same meaning as defined within the Purchase Agreement and the First Extension with the following addition or substitution:

"Purchase Price" has the meaning set forth in Section 3.1, below.

ARTICLE 2
CONSIDERATION

2.1           Payments to Extend Purchase Period.  As consideration and an inducement to Sellers for the extension of time to complete the purchase of the Remaining MM&S Shares hereunder, Buyer shall deliver to Sellers within thirty (30) days of the execution of this Second Extension, one hundred fifty thousand (150,000) shares (in the aggregate) of Buyer’s common stock (the fair market value of which as of the effective date hereof to be credited against the payment of the Purchase Price for the Remaining MM&S Shares), allocated among Sellers as follows:

(i)  Fifty thousand (50,000) shares collectively to S. Gardner and L. Gardner;

(ii)  Fifty thousand (50,000) shares to Bengtson; and

(iii)  Fifty thousand (50,000) shares to Shelton

In addition, Buyer hereby waives the payment due to Buyer by MM&S in the amount of ten thousand dollars ($10,000) for April 2010.

2.2           Purchase of Additional Shares.  In consideration of the delivery of the Buyer’s common stock under Section 2.1 above and the following cash payments to the Sellers, the ownership interest of Buyer is hereby increased to 53.145% of the total issued and outstanding capital stock of MM&S.  Sellers shall deliver shares representing such increased ownership interest to Buyer within thirty (30) days of the date of execution of this Second Extension.  Payment for these additional shares of MM&S shall be made as follows: Over a twelve-month period commencing May 2010, Buyer shall make equal monthly payments (i) totaling forty-eight thousand dollars ($48,000) jointly to S. Gardner and L. Gardner and (ii) totaling forty-eight thousand dollars ($48,000) to Bengtson, and (iii) totaling forty-eight thousand dollars ($48,000) to Shelton; provided, however, that the Buyer and a Seller may agree to a modification of the payment schedule set forth in this Section 2.2 as to the individual Seller’s installments hereunder.

ARTICLE 3
PURCHASE AND CLOSING

3.1           Completion of Purchase and Sale of MM&S Shares.

(A)           Purchase of Remaining MM&S Shares.  Buyer shall purchase from Sellers, and each Seller shall sell, convey, assign, transfer and deliver to Buyer, all shares of the outstanding capital stock of MM&S (the “Remaining MM&S Shares”) owned by such Seller, free and clear of any lien and restriction on transfer, as set forth on Schedule 2.1(A) of the Purchase Agreement under the heading “Common Stock to be Sold” next to such Seller's name for the consideration specified in Section 3.1(B), below. Sellers represent and warrant to Buyer that such shares represent all of the remaining issued and outstanding shares of the equity or capital stock of MM&S not presently held by Buyer and that there are no outstanding options, warrants, notes, or other instruments related to the issuance of any shares of common stock or other capital stock of MM&S; provided, however, that the number of shares to Common Stock to be Sold by each Seller shall be reduced by the number of additional shares acquired by Buyer under Article 2 above.

(B)           Purchase Price.  In consideration for the Remaining MM&S Shares to be sold pursuant to this Agreement, Buyer shall pay a purchase price of three million five hundred thirty-eight thousand dollars ($3,538,000), hereinafter the “Purchase Price”, subject to adjustment as follows:  In the event MM&S should have Earnings Before Interest, Depreciation and Amortization (“EBIDA”) in excess of seven hundred thousand dollars ($700,000) for the period April 1, 2010 through March 31, 2011, the Purchase Price shall be increased to three million eight hundred thirty-eight thousand dollars ($3,838,000).

3.2           Closing.

(A)           Closing Date.  The Closing of the sale and purchase of the Remaining MM&S Shares (the “Closing”) will occur at the offices of the Buyer at 10:00 a.m. on Wednesday, April 21, 2011; provided, however, that the Parties may, by mutual written consent, set the date and location of Closing at such other time and place as they may mutually desire without further amendment to this Agreement.

(B)           Deliveries at the Closing.  At the Closing, (i) the Sellers will deliver to the Buyer stock certificates representing all of the Remaining MM&S Shares, endorsed in blank or accompanied by duly executed assignment documents, (ii) the Buyer will deliver to each of the Sellers the Purchase Price for such shares as specified in Section 3.1(B) above, subject to the following:

(i)  In the event the Purchase Price is not adjusted as provided in Section 3.1(B)(i), above, Buyer shall pay 75% ($2,631,000) thereof in cash in proportion to the Sellers’ respective ownership of the Remaining MM&S Shares and the balance of the Purchase Price ($907,000) in shares of the Buyer’s common stock valued at the average sale price of such shares over the five (5) trading days immediately preceding the Closing; or

(ii)  If the Purchase Price is adjusted as provided in Section 3.1(B)(i), above, then Buyer shall pay 90% ($3,454,200) thereof in cash in proportion to the Sellers’ respective ownership of the Remaining MM&S Shares and the balance of the Purchase Price ($383,800) in shares of the Buyer’s common stock valued at the average sale price of such shares over the five (5) trading days immediately preceding the Closing.

ARTICLE 4
DEFAULT OR FAILURE TO PERFORM

4.1          Default.

(A)           Performance.  In the event Buyer fails to perform and complete its purchase of the Remaining MM&S Shares as provided in this Agreement, Buyer shall be in default and shall immediately forfeit any and all payments made to Sellers under the Purchase Agreement and under Section 2.1, above, and its ownership of the MM&S Shares previously acquired under Section 2.1 of the Purchase Agreement and Buyer shall return, convey, assign, transfer and deliver Buyer’s MM&S Shares to Sellers.

(B)           Early Termination by Buyer.  Buyer may, at any time, terminate this Agreement.  Buyer’s commencement of any proceeding in Bankruptcy prior to Closing shall be deemed to be a voluntary election on the part of Buyer to terminate this Agreement.  Upon Buyer’s early termination of this Agreement, Buyer shall immediately forfeit its ownership of the MM&S shares previously acquired under Section 2.1 of the Purchase Agreement and shall return, convey, assign, transfer and deliver Buyer’s MM&S Shares to Sellers and provide the deliveries provided in Section 4.1(D) below within 15 business days of such termination.

(C)           Insolvency Default.  In addition to any other rights of the Sellers hereunder, this Agreement shall be deemed to be immediately terminated in the event that the Buyer should become bankrupt or insolvent or any debtor proceedings shall be taken by or against the Buyer.  In such event, in addition to any and all other legal remedies and rights, the Sellers may immediately declare Buyer to be in default of this Agreement and the Buyer shall make delivery to Sellers, as described in Section 4.1 (D) below, of the stock certificates representing the MM&S Shares previously acquired within 10 business days of such event.

(D)           Deliveries in the event of Early Termination.  Buyer shall, in the event of an early termination or other event provided under this Section 4.1, deliver to the Sellers the stock certificates representing the MM&S Shares previously acquired under Section 2.1 of the Purchase Agreement, free and clear of any lien or restriction on transfer to Sellers in the same amounts set forth opposite Sellers’ names on Schedule 2.1(B) of the Purchase Agreement.

ARTICLE 5
AGREEMENTS REGARDING OPERATION OF MM&S DURING EXTENSION PERIOD

5.1       Emphasis on Profitability.  The Parties agree to work cooperatively to stabilize, optimize and grow the revenue and profitability of MM&S by undertaking the following (and such other steps as they may mutually agree during the period):

(A)           Monitoring Center Efficiencies.  The parties will work cooperatively so that the headcount of net full-time equivalent employees (“FTE”) at the Seller’s monitoring center will be reduced during the extension period ending March 31, 2011; with a target date for implementation of June 1, 2010.  Coordination of monitoring for MM&S accounts would be facilitated through MM&S senior monitoring center liaison (Andy Rogers or successor) and the Buyer’s monitoring center supervisor.

(B)           Central Administrative Functions.  The Parties would move to consolidate control over accounting, supply chain, implementation of shared inventory management system, and human resource functions (including payroll) to Buyer’s control and current Aplicor CRM software,  tools and other licenses will be consolidated with Buyer to reduce operating expense and redundancy; with a target date for implementation of June 1, 2010.

(C)           Other Efficiencies.  The Parties will work to achieve common management of idle and available equipment, improved shipping and deployment costs, consolidation of inventory line-of-sight, management and controls, and collaborative large account sales initiatives and identify additional opportunities to reduce headcount and optimize economies of scale and synergies in the combined operations.  Priority will be placed in sales and marketing efforts to emphasize the placement of Buyer’s products and services.  Specifically, the Parties will jointly participate in large (greater than $500,000 or 200 devices) Requests for Proposal.

ARTICLE 6
REMAINING CONDITIONS AND AGREEMENTS

6.1          Remaining Conditions and Agreements to Continue in Effect.  The Parties agree that except where expressly modified or amended by this Second Extension, all of the terms, conditions, agreements and understandings as set forth in the Purchase Agreement (as modified and supplemented) and the First Extension shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective April 1, 2010.

SECUREALERT, INC.

By:  /s/ John L. Hastings, III
              John L. Hastings, III

Title:     President

MIDWEST MONITORING AND SURVEILLANCE, INC

By: /s/  Gary L. Shelton
              Gary L. Shelton

Title:     President

/s/ Gary L. Bengtson
Gary L. Bengtson, Seller

/s/  Gary L. Shelton
Gary L. Shelton, Seller

/s/  Larry W. Gardner
Larry W. Gardner, Seller

/s/  Sue Gardner
Sue Gardner, Seller